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                                                           EXHIBIT 99.1

FIFTH THIRD BANCORP LETTERHEAD                             NEWS RELEASE


CONTACT:          ROBERTA R. JENNINGS                      FOR IMMEDIATE RELEASE
                  (513) 579-4153                           MARCH 17, 1998


                FIFTH THIRD BANCORP DECLARES 3-FOR-2 STOCK SPLIT,
                     BOOSTS CASH DIVIDEND AT ANNUAL MEETING

         Fifth Third Bancorp, headquartered in Cincinnati, Ohio, held its 1998 Annual Stockholders' Meeting today. Following the meeting, the Board of Directors announced a 3-for-2 stock split in the form of a stock dividend. The Board of Directors also increased the first quarter cash dividend to $.25 1/2 per share ($.17 on a post-split basis). The increased dividend is 32 percent higher than the $.19 1/3 declared in March 1997 and 16 percent greater than the $.22 declared last quarter.
         Both dividends will be paid on April 15, 1998 to shareholders of record as of March 31, 1998. Any fractional shares created by the stock split will be paid in cash based on the closing price on March 31, 1998.
         "We are pleased to again raise our cash dividend after only nine months, a pattern we have consistently followed for over 11 years," said George
A. Schaefer, Jr., President and CEO, Fifth Third Bancorp.
         Fifth Third has reported 31 dividend increases in 25 years and for more than ten years, the annual compound growth rate of the Bancorp's cash dividends has exceeded 16 percent.
         Schaefer continues, "The stock split is the fifth in the past ten years and the second in just nine months. A single share of Fifth Third stock in 1988 equates to nearly eight shares today, and today's split further improves the attractiveness and liquidity of Fifth Third shares for each of our stockholders."


                                    - MORE -

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         "Fifth Third provided our stockholders with another year of strong earnings growth and stock price appreciation in 1997 with a total return for the year of 97 percent, but we are also proud of our consistency. Fifth Third's 10-year and 20-year average annual total returns are each more than 29 percent," stated Schaefer, who presided over Fifth Third Bancorp's Annual Stockholders' Meeting. He reported the following directors were re-elected for three-year terms: Darryl F. Allen, President & CEO, Aeroquip-Vickers, Inc.; Gerald V. Dirvin, Former Executive Vice President, The Procter & Gamble Company; Ivan W. Gorr, Former Chairman & CEO, Cooper Tire & Rubber Company; Joseph H. Head, Jr., Chairman & Director, Atkins & Pearce, Inc.; Mitchel D. Livingston, Ph.D., Vice President for Student Affairs & Human Resources, University of Cincinnati; and James E. Rogers, Vice Chairman, President & CEO, Cinergy Corporation.
         Fifth Third Bancorp currently has three pending acquisitions: The Ohio Company, a full-service broker-dealer headquartered in Columbus; State Savings Company, a privately-held thrift with $2.8 billion in assets which is also headquartered in Columbus, and CitFed Bancorp, Inc., a $3.3 billion thrift headquartered in Dayton, Ohio. The acquisitions are expected to be completed in mid-1998 and will grow Fifth Third's Ohio market presence to fourth.
         Founded in 1858, Fifth Third Bank is headquartered in Cincinnati, Ohio. The Bank is one of 11 affiliate banks of Fifth Third Bancorp, which has $21.4 billion in assets, 410 full-service Banking Centers, including 100 Bank Mart(R) locations open seven days a week inside select grocery stores and 979 Jeanie(R) ATMs in Ohio, Kentucky, Indiana and Florida. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 and commercial paper ratings of A1+ and P1 from Standard & Poor's and Moody's, respectively. Fifth Third operates four main businesses: Retail, Commercial, Fifth Third Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Bancorp investor information can be accessed on the Internet at http://www.53.com. Press releases are available by fax at no charge by calling 800-758-5804, extension 281775. The company's common stock trades on The Nasdaq Stock Market under the symbol: FITB.
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